UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377 Vero Beach, Florida 32963
(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

Advisory Board

The Board of Directors recently authorized the creation of a new Advisory Board whose participants shall include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The compensation for the participants shall be $60,000 per year paid through the issuance of restricted common stock. The per share valuation to be used shall be determined by the Board of Directors based on the market of the Company’s common stock at the time of the appointment.

On March 19, 2024, the Company announced its first participants to that Board. Each will receive $60,000 of restricted common stock for their services over the next 12 months. The Board has determined that the price per share for the restricted stock shall be $.80, the same pricing used for the payment of dividends to Series X Preferred shareholders. This results in the issuance of 75,000 shares for each member, in aggregate 225,000 shares of restricted common stock.

1)

Ms. Kristen Plybon is a cybersecurity professional with a strong background in data privacy with CIPP/US and CIPP/E certifications. She is a licensed attorney with a deep understanding of state, federal, and global data protection laws and regulations.

2)

Nathaniel Wade is a professional specializing in cybersecurity and enterprise IT operations for a number of well-known Fortune 1,000, Department of Defense (DoD), and Federal Civilian (FedCiv) agencies specializing in design and implementation of cybersecurity programs for public safety, national defense, and intelligence communication systems;

3)	Mr. William Thein is a professional 25-year veteran business leader in the natural food & beverage CPG industry.

Insight as to the purpose of an Advisory Board is below:

https://www.dlapiperaccelerate.com/knowledge/2017/advisory-boards-what-why-who-when-and-how.html

An advisory board is a flexible, informal body that is created by the board of directors to provide the company's management team with non-binding strategic advice. Advisory boards can help budding companies acquire subject matter expertise, coach a CEO or management team, accelerate access to customers and channel partners by making industry-appropriate introductions that increase sales. It is possible to form advisory boards that address unique industry-specific concerns, such as scientific, medical, technical or energy issues. The idea of informality is key: the members of the advisory board do not have the authority to vote on matters brought to the board of directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

Issuance of Series X Preferred share dividends.

The Series X Preferred shares accrue dividends at a rate of 10% annually and may be paid in cash or the issuance of restricted common stock. To date the dividends have only been paid through the issuance of restricted common stock. While the documented policy for determining the share price used in such dividend payment states the closing price of the common stock on the 15th day of each month, this policy was recently modified such that starting in July 2023 and continuing until such time that the common stock of the Company trading on a market other than the OTC Expert Market the Company intends to pay the Series X dividends using restricted common stock with a valuation of $.80 per share, a 20% discount to the average price of the stock before it was moved to the OTC Expert Market Quote platform. The effect of this change was to substantially reduce the number of shares to be issued for the payment of the dividends.

On March 20, 2024, the Company issued a total of 25,013 shares of restricted common stock for the payment of dividends during the first quarter of 2024 using the $.80 price per share as noted above.

Effective April 1, 2024 the Company intends to return to the dividend payment terms as defined in the Certificate of Designation for the Series X Preferred stock, as such the share price used in future dividend payment shall be determined using the closing price of the common stock on the 15th day of each month, and the shares shall be issued quarterly to reduce administrative costs.

The Certificate of Designation for the Series X Preferred stock (as previously filed in Delaware, and recently converted to Nevada with the same terms) can be viewed here: https://www.sec.gov/Archives/edgar/data/802257/000118518520000019/ex_168535.htm

Item 8.01	Other Events.

On March 19, 2024 the Company issued a press release which announced the appointment of three (3) members to its Advisory Board. A copy of the press release is attached herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits	Description
10.1	Form of Advisory Board Agreement
99.1	Press Release dated March 19, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2024	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO